Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NXP Semiconductors N.V.:

We consent to the use of our report dated March 9, 2011, with respect to the consolidated balance sheets of NXP Semiconductors N.V. as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income, cash flows, and changes in equity for each of the years in the two-year period ended December 31, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

March 9, 2011